Company Contact:	Agency Contact:
Joseph W. Baty, Chief Financial Officer	Kirsten Chapman
(801) 975-5186	Lippert/Heilshorn & Associates
email: joeb@weider.com	(212) 838-3777/(415) 433-3777
www.weider.com	email: kirsten@lhai-sf.com

WEIDER NUTRITION SELLS WEIDER BRAND ASSETS

Salt Lake City, Utah, April 1, 2005: Weider Nutrition International, Inc. (NYSE: WNI) today announced the sale of certain assets of its Active Nutrition Unit relating to its Weider® branded business domestically and internationally to Weider Global Nutrition, LLC, a wholly-owned subsidiary of Weider Health and Fitness, a privately held company headquartered in California and the majority stockholder of the company. The terms of the transaction provide that the company will receive $14.0 million in exchange for assets relating to the domestic Weider branded business, including inventory, receivables, and intangible and intellectual property, the capital stock of certain of the company's international subsidiaries related to the international Weider branded business (including the working capital of those subsidiaries), and the assumption of certain associated liabilities by Weider Global Nutrition. The transaction closed on April 1, 2005, with an effective date of March 1, 2005.

For the nine-months ended February 28, 2005, the Weider branded business generated net sales of approximately $23.1 million and a pre-tax profit of approximately $1.7 million (excluding certain indirect costs primarily consisting of general and administrative expenses). The company anticipates that it will recognize a transaction related pre-tax gain of approximately $3.5 million in its fiscal 2005 fourth quarter, subject to final determination of directly associated costs.

In connection with the transaction, the parties also entered into separate agreements whereby the company will provide certain general and administrative, research and development, and logistics services to Weider Global Nutrition for additional annual fees. The terms of the service agreements are for a one-year period, with options by either party for one additional year. The company also received a license to use the Weider name for corporate purposes for a limited period of time prior to transitioning to a new name for the company.

Bruce Wood, president and chief executive officer, stated, “The sale of the Weider branded business enables us to focus on our core businesses: the Schiff® nutritional supplements brand, which includes the market-leading Schiff Move Free® product line; and the Germany-based Haleko business, which includes the Multipower® and Multaben brands.”

The Special Committee of the company’s Board of Directors, formed in connection with this transaction, received a fairness opinion regarding the transaction from the committee’s investment banker, Houlihan Lokey Howard & Zukin Financial Advisors, Inc.

Conference Call Information
Weider Nutrition International will hold a conference call on April 4, 2005 at 11 a.m. ET to discuss its fiscal 2005 third quarter results, at which time it will also discuss the transaction announced by this press release. The U.S. domestic access number is (800) 901-5213. International participants should dial (617) 786-2962. Please call in approximately ten minutes in advance. The conference call will be broadcast live over the Internet at www.weider.com. If you do not have Internet access, a replay of the call will be available by dialing 1-888-286-8010 and entering access code 95229992. The telephone replay will be available through April 6, 2005 and the webcast through April 25, 2005.

About Weider Nutrition
Weider Nutrition International, Inc. develops, manufactures, markets and sells branded and private label vitamins, nutritional supplements and sports nutrition products in the United States and throughout the world. To learn more about Weider, please visit the Web site www.weider.com.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and section 21E of the Securities Exchange Act of 1934, as amended, that are based on management’s beliefs and assumptions, current expectations, estimates, and projections. These statements are subject to risks and uncertainties, certain of which are beyond the company’s ability to control or predict, and, therefore, actual results may differ materially. Weider Nutrition disclaims any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

Important factors that may cause these forward looking statements to be false include, but are not limited to: the inability to successfully implement marketing and spending programs behind our Move Free brand and other branded new products, the inability to successfully launch and gain distribution for our Schiff Lubriflex3 product and Schiff Move Free product enhancements, raw material pricing and availability, particularly in the joint care category, and the inability to pass on raw material price increases to customers, dependence on, and availability of, raw materials from China, dependence on individual products, the inability to achieve cost savings and operational efficiencies, the inability to increase operating margins and increase revenues, the inability to successfully relaunch brands in our Haleko business unit, dependence on individual customers, the impact of competitive products and pricing (including private label), market and industry conditions (including pricing, demand for products and level of trade inventories), the success of product development, the inability to obtain customer acceptance of new product introductions, changes in laws and regulations, including proposed FDA good manufacturing practices, litigation and government regulatory action, lack of available product liability insurance for products containing ephedra, adverse publicity regarding the consumption of nutritional supplements, changes in accounting standards, and other factors indicated from time to time in the company’s SEC reports, copies of which are available upon request from the company’s investor relations department or may be obtained at the SEC's website (www.sec.gov).